EXHIBIT 16



August 21, 2006


Securities and Exchange Commission
100 F. Street, N.E.
Washington, DC 20549-7561


Gentlemen:

We have read item 4.01 of Form 8-K dated August 21, 2006, of Fuel-Tech N.V. and are in agreement with the statements contained in the 2nd, 3rd and 4th paragraphs on page 2 therein.

Regarding the registrant's statement concerning the lack of control to prepare financial statements, included in the 4th paragraph on page 2 therein, we had considered such matter in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2004 financial statements.

We have no basis to agree or disagree with other statements of the registrant contained therein.


                                           Yours very truly,


                                           /s/ Ernst & Young LLP

                                           Ernst & Young LLP